Exhibit 99.1

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
July 3, 2006	Media: Kathy Budinick 1-206-467-3620

Martin A. White Joins Plum Creek Board of Directors

SEATTLE, Wash.—Plum Creek Timber Company, Inc. (NYSE:PCL) today announced that Martin A. White, chairman of the board and chief executive officer of MDU Resources Group, Inc., has joined Plum Creek’s board of directors.

Prior to joining MDU, White worked for 22 years at the Montana Power Company. During his time there, he served in several roles including managing the company’s mining, oil company, technology and real estate subsidiaries. White also lived in South America where he established a new mining venture. He later returned to the United States and started his own consulting company.

White joined MDU Resources Group, Inc. in 1991 as vice president of corporate development, and became president and chief executive officer in 1998 and chairman in 2001. MDU Resources Group, Inc. is a diversified natural resource company that provides energy, natural resource products and related services to both U.S. and international markets.

“Martin’s impressive career includes management of natural resource and real estate assets,” said Rick Holley, president and chief executive officer. “His perspective in these areas will be of great value to Plum Creek. We are very pleased that he has agreed to join our board.”

White earned a bachelor’s degree in mathematics and economics from Montana State University and is a graduate of Harvard University’s Advanced Management Program and Senior Executive Update. He also serves on the board of First Interstate BancSystem, Inc. and on numerous community boards.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.